NEWS RELEASE

FOR RELEASE: IMMEDIATELY

WAYNE SAVINGS BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE QUARTER ENDED SEPTEMBER 30, 2008

Wooster, Ohio (October 23, 2008) – Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the stock holding company parent of Wayne Savings Community Bank, reported net earnings of $601,000 or $0.21 per diluted share for the second fiscal quarter ended September 30, 2008, compared to $547,000 or $0.18 per diluted share for the second fiscal quarter ended September 30, 2007.  The increase in earnings was primarily due to an increase in net interest income, resulting from decreased interest expense on deposits, partially offset by decreased interest income on loans and investments.

Net interest income increased $232,000 for the quarter ended September 30, 2008, compared to the quarter ended September 30, 2007.  Interest income decreased $361,000 during the 2008 quarter mainly as a result of lower overall market interest rates during the 2008 quarter compared to the 2007 quarter and the corresponding impact on new originations and existing adjustable rate loans.  Interest expense decreased $593,000 during the quarter as a result of lower deposit balances and lower market interest rates being reflected in rates paid on certificates of deposit, money market deposit accounts and advances from the Federal Home Loan Bank of Cincinnati, partially offset by a higher volume of borrowings used to replace decreased deposit balances.  Noninterest income decreased $9,000, due primarily to a $21,000 reduction in gain on sale of real estate acquired through foreclosure, partially offset by a $5,000 increase in trust department income and an $8,000 increase in service charges.  Noninterest expense increased by $55,000, mainly due to increased occupancy and state franchise tax expense.  Compensation expense decreased by $4,000 during the quarter, as full time equivalent staff decreased from 115 at September 30, 2007 to 111 at September 30, 2008.

A provision for loan losses of $100,000 was made for the 2008 quarter compared to $25,000 provided during the 2007 quarter, based on management’s assessment of probable incurred losses in the portfolio.  The increase was mainly due to management’s analysis of economic factors in the Company’s market area and the negative change in those factors from the 2007 quarter to the 2008 quarter.

For the six month period ended September 30, 2008, net earnings totaled $1,132,000 or $0.39 per diluted share, compared to net earnings of $1,070,000 or $0.35 per diluted share for the six months ended September 30, 2007.

Net interest income increased $295,000 for the six months ended September 30, 2008 compared to the six months ended September 30, 2007.  Interest income decreased $628,000 for the 2008 six month period compared to the same period in 2007, as a result of lower overall market interest rates during the 2008 period compared to the 2007 period and the corresponding impact on new originations and existing adjustable rate loans.  Interest expense decreased $923,000 compared to the prior year period as a result of decreased balances and rates paid on certificates of deposit, money market deposit accounts and advances from the Federal Home Loan Bank of Cincinnati, partially offset by a higher volume of borrowings used to replace decreased deposit balances.

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Noninterest income decreased $28,000, due primarily to a $21,000 reduction in gain on sale of real estate acquired through foreclosure, a $5,000 decrease in trust department income and a $4,000 decrease in income on bank owned life insurance, partially offset by a $2,000 increase in service charges.  Noninterest expense increased by $76,000, primarily due to increased occupancy and franchise tax expense.  Compensation expense decreased by $5,000 for the period as increases in salary and benefits expense were offset by reductions in staff.

A provision for loan losses of $161,000 was made during the six months ended September 30, 2008 compared to $55,000 provided 2007 period.  The increase was mainly due to management’s analysis of economic factors in the Company’s market area and the negative change in those factors from the 2007 period to the 2008 period.

According to Phillip E. Becker, President and Chief Executive Officer, “During a period in which historic dislocations and interventions have occurred in financial markets, combined with an increasingly difficult economic environment, the Company has continued its focus on the management of credit risk through the disciplined underwriting of credit to maintain strong credit performance and aggressive work with delinquent borrowers to minimize credit losses.  The Company continues to serve customer needs while carefully managing noninterest expense.  In addition, the Company has continued to exercise discipline in the pricing of deposits in the face of very strong competition from national competitors seeking to meet their liquidity needs though the acquisition of high rate retail deposits.”

At September 30, 2008, Wayne Savings Bancshares, Inc. reported total assets of $396.3 million, down from total assets of $401.6 million at March 31, 2008.  The decrease in assets was primarily due to a decrease in cash balances and investment securities, partially offset by an increase in loans.  Deposits at September 30, 2008 were $309.7 million, a decrease of $8.0 million, or 2.5% from $317.7 million at March 31, 2008.  The decrease in deposits was primarily due to management’s decision to not compete aggressively with high rate retail CDs offered by competitors in the Company’s market area.  Borrowed funds at a cost lower than retail deposit rates were used to partially offset the decrease in deposits.

Stockholders’ equity at September 30, 2008 amounted to $32.6 million, or 8.23% of total assets, compared to $34.1 million at March 31, 2008, a decrease of $1.5 million, primarily due to an increase in accumulated other comprehensive loss to reflect the decline in the value of available for sale securities, and, to a lesser extent, the payment of dividends, the completion of the Company’s stock buyback program, and the adoption of the EITF 06-4 accounting standard, requiring a reduction of equity and recognition of a liability for post-retirement split dollar life insurance benefits, all of which were partially offset by net earnings.

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Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT PERSON:	H. STEWART FITZ GIBBON III
EXECUTIVE VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(330) 264-5767

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	September 30, 2008	March 31, 2008
	(Unaudited)
ASSETS

Cash and cash equivalents	$7,326	$13,063
Investment securities, net (1)	113,229	121,410
Loans receivable, net	251,349	242,255
Federal Home Loan Bank stock	5,025	4,892
Premises & equipment	7,782	8,012
Foreclosed assets held for sale, net	125	93
Other assets	11,474	11,859
TOTAL ASSETS	$396,310	$401,584

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	$309,711	$317,731
Other short-term borrowings	9,535	7,287
Federal Home Loan Bank Advances	41,000	38,500
Accrued interest payable and other liabilities	3,436	3,962
TOTAL LIABILITIES	363,682	367,480

Common stock (3,978,731 shares of $.10 par value issued)	398	398
Additional paid-in capital	36,148	36,127
Retained earnings	12,413	12,450
Shares acquired by ESOP	(1,097)	(1,097)
Treasury Stock, at cost (974,618 and 969,627 shares at September 30, 2008 and
March 31, 2008, respectively)	(14,530)	(14,481)
Accumulated other comprehensive income (loss)	(704)	707
TOTAL STOCKHOLDERS' EQUITY	32,628	34,104

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$396,310	$401,584
(1) Includes held to maturity classifications.

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data -- unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Interest income	$5,432	$5,793	$10,864	$11,492
Interest expense	2,382	2,975	4,969	5,892
Net interest income	3,050	2,818	5,895	5,600
Provision for loan losses	100	25	161	55
Net interest income after provision for loan losses	2,950	2,793	5,734	5,545
Noninterest income	460	469	889	917
	2,585	2,530	5,100	5,024
Income before federal income taxes	825	732	1,523	1,438
Provision for federal income taxes	224	185	391	368
Net income	$601	$547	$1,132	$1,070

Earnings per share
Basic	$0.21	$0.18	$0.39	$0.35
Diluted	$0.21	$0.18	$0.39	$0.35

Dividends per share	$0.12	$0.12	$0.24	$0.24

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data - unaudited)

	For the Three Months
	ended September 30,
	2008	2007

Quarterly Results

Net Interest Income	$3,050	$2,818
Net Income	$601	$547
Earnings Per Share:
Basic	$0.21	$0.18
Diluted	$0.21	$0.18
Return on Average Assets (Annualized)	0.60%	0.55%
Return on Average Equity (Annualized)	7.38%	6.44%

	For the Six Months
	ended September 30,
	2008	2007

Year to Date Results

Net Interest Income	$5,895	$5,600
Net Income	$1,132	$1,070
Earnings Per Share:
Basic	$0.39	$0.35
Diluted	$0.39	$0.35
Return on Average Assets (Annualized)	0.57%	0.54%
Return on Average Equity (Annualized)	6.94%	6.27%

	September 30,	March 31,
	2008	2008

End of Period Data

Total Assets	$396,310	$401,584
Stockholders' Equity to Total Assets	8.23%	8.49%
Shares Outstanding	3,004,113	3,009,104
Book Value Per Share	$10.86	$11.33